Exhibit 99.1

NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
egraap@fauquierbank.com

Fauquier Bankshares Announces Fourth Quarter 2008 Earnings

•	Net income of $767,000 versus $1.3 million in fourth quarter 2007 due to loan loss provision

•	Loan growth increases 6.3% from the fourth quarter of 2007

•	Decline of 7% from third quarter of 2008 in non-performing assets

•	Non-interest operating expenses for 2008 declined $141,000 from 2007

WARRENTON, VA, February 03, 2009 — Fauquier Bankshares, Inc. (Nasdaq: FBSS) today reported net income of $767,000 for the quarter ended December 31, 2008 as compared with $1,291,000 for the same quarter in 2007, representing a decrease of 41%. Earnings for the fourth quarter were impacted by an increase of $1,149,000 in the provision for loan loss compared with the same quarter of 2007. Earnings per share were $0.22 on a diluted basis for the quarter ended December 31, 2008, as compared with $0.36 per diluted share for the same quarter in 2007. The net interest margin for the fourth quarter of 2008 was 4.07% compared with 4.16% for the same quarter in 2007.

For the year ended December 31, 2008, net income was $3,653,000 or $1.03 per diluted share, compared with $4,953,000, or $1.39 per diluted share for 2007, a decrease of 26%. The decline in net income for 2008 versus 2007 was due primarily to the $2,510,000 increase in loan loss provision. Net interest income before the loan loss provision increased by $509,000 for the 2008 compared with 2007. The net interest margin for 2008 was 4.19% compared with 4.14% for 2007.

Randy K. Ferrell, President and Chief Executive Officer, said, “The past year has been a difficult one for the economy, particularly for our country’s financial institutions. We continue to exercise extreme caution in our accounting for loans, and increases in our provision for losses have been the key negative impact on earnings for the quarter and the year.”

Ferrell continued, “In spite of the $2.5 million increase in loan loss provision for 2008, we were able to produce respectable earnings due to improving our net interest margin and minimizing the growth in operating expenses. We’ve had to tighten our belts in order to achieve an operating expense decrease in 2008. Among other things, we eliminated all cash-based incentive compensation company-wide for the year as well as froze the salaries of Senior Management for 2009.”

Fauquier Bankshares’ regulatory capital ratios continue to be deemed “Well Capitalized,” the highest category assigned by the Federal Reserve Bank of Richmond (“the Fed”). At December 31, 2008, the Company’s leverage ratio, an important indicator of financial health, was 9.37%, compared with 9.49% one year earlier. The Company’s tier 1 and total risk-based ratio were 11.37% and 12.51%, respectively, at December 31, 2008, compared with 11.90% and 12.98% at December 31, 2007. The minimum capital ratios to be considered “Well Capitalized” by the Fed are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.

Return on average assets was 0.60% and return on average equity was 7.45% for the fourth quarter of 2008, compared with 1.04% and 12.30%, respectively, for the fourth quarter of 2007. For the year ended December 31, 2008, Fauquier Bankshares’ return on average assets was 0.73% and return on average equity was 8.65%, compared with 1.01% and 12.16%, respectively, for 2007.

Non-performing assets were $4.3 million at December 31, 2008, compared with $4.6 million at September 30, 2008 and $2.1 million at December 31, 2007. The non-performing assets-to-loans-and-real-estate-owned ratio increased to 0.97% as of December 31, 2008 compared with 0.51% one year earlier, but decreased from 1.07% as of September 30, 2008. Charge-offs, net of recoveries, for 2008 were $2.6 million compared with $1.0 million for 2007.

Assets under management for the Bank’s Wealth Management Services division were $249 million at December 31, 2008, down from $305 million at December 31, 2007. Assets under management continue to be adversely impacted by the decline in the mark-to-market valuation related to the overall performance of the stock market. Net loans were $435 million, an increase of 6.3% compared with the $409 at December 31, 2007, and total deposits were $400 million, a decrease of 1.0% compared with December 31, 2007. Fauquier Bankshares and The Fauquier Bank had combined assets of $514 million and total shareholders’ equity of $41 million at December 31, 2008.

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through eight banking offices throughout Fauquier and Prince William Counties in Virginia. The Fauquier Bank is continuing to move forward with its proposed plans to open two banking offices in Haymarket and Bristow, Virginia, in addition to moving its current Broadview Avenue View Tree Branch to a newly proposed 9,600-square-foot office in Warrenton. These additions are anticipated to occur in late 2009. Fauquier Bankshares’ stock price closed at $12.00 per share on February 02, 2009. Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.

Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

SOURCE: Fauquier Bankshares, Inc.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)	For the Quarter Ended,

	Dec. 31, 2008	Sept. 30, 2008	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007

EARNINGS STATEMENT DATA:
Interest income	$7,036	$7,201	$7,062	$7,274	$7,730
Interest expense	2,258	2,351	2,194	2,584	2,940

Net interest income	4,778	4,850	4,867	4,690	4,790
Provision for loan losses	1,506	431	834	456	357

Net interest income after
provision for loan losses	3,271	4,419	4,033	4,234	4,433
Noninterest income	1,430	1,548	1,776	1,481	1,589
Securities gains (losses)	—	(298)	(125)	88	—
Noninterest expense	3,792	4,255	4,395	4,395	4,245

Income before income taxes	909	1,414	1,289	1,408	1,777
Income taxes	142	479	346	399	487

Net income	$767	$935	$942	$1,009	$1,290

PER SHARE DATA:
Net income per share, basic	$0.22	$0.26	$0.27	$0.29	$0.37
Net income per share, diluted	$0.22	$0.26	$0.26	$0.28	$0.36
Cash dividends	$0.20	$0.20	$0.20	$0.20	$0.20
Average basic shares outstanding	3,526,380	3,529,347	3,531,310	3,515,475	3,507,481
Average diluted shares outstanding	3,553,655	3,560,531	3,563,826	3,551,926	3,551,242
Book value at period end	$11.64	$11.38	$11.70	$12.08	$11.93

BALANCE SHEET DATA:
Total Assets	$514,515	$499,760	$503,029	$490,493	$489,896
Loans, net	434,678	423,077	425,134	411,972	409,107
Investment securities	37,839	35,284	39,863	38,934	37,377
Deposits	400,294	405,623	388,241	390,107	404,559
Transaction Deposits (Demand
Deposit and NOW Accounts)	143,622	142,581	158,813	152,667	166,251
Shareholders’ equity	41,488	40,591	41,772	42,454	41,828

PERFORMANCE RATIOS:
Net interest margin(1)	4.07%	4.10%	4.22%	4.15%	4.16%
Return on average assets	0.60%	0.73%	0.76%	0.83%	1.04%
Return on average equity	7.45%	8.85%	8.80%	9.48%	12.30%
Efficiency ratio(2)	60.22%	68.81%	66.64%	69.40%	65.78%

ASSET QUALITY RATIOS:
Allowance for loan losses	$4,780	$4,684	$4,319	$4,196	$4,185
Allowance for loan losses to period
end loans, net	1.09%	1.10%	1.02%	1.02%	1.02%
Non-performing assets	$4,275	$4,590	$3,012	$2,025	$2,128
Non-performing assets to period end loans
and other repossessed assets owned	0.97%	1.07%	0.70%	0.49%	0.51%
Net charge-offs for the quarter	$1,411	$66	$711	$445	$586
Net charge-offs to average loans	0.32%	0.02%	0.17%	0.11%	0.14%

CAPITAL RATIOS:
Leverage	9.37%	9.38%	9.46%	9.61%	9.49%
Risk Based Capital Ratios:
Tier 1 capital	11.37%	11.96%	11.78%	12.13%	11.90%
Total capital	12.51%	13.13%	12.86%	13.32%	12.98%

	For the Twelve Month Period Ended,
	Dec. 31, 2008	Dec. 31, 2007
EARNINGS STATEMENT DATA:
Interest income	$28,573	$30,944
Interest expense	9,388	12,268

Net interest income	19,185	18,676
Provision for loan losses	3,227	717

Net interest income after
provision for loan losses	15,958	17,959
Noninterest income	6,236	6,063
Securities gains (losses)	(335)	—
Noninterest expense	16,840	16,982

Income before income taxes	5,019	7,040
Income taxes	1,366	2,087

Net income	$3,653	$4,953

PER SHARE DATA:
Net income per share, basic	$1.04	$1.41
Net income per share, diluted	$1.03	$1.39
Cash dividends	$0.80	$0.79
Average basic shares outstanding	3,525,821	3,504,761
Average diluted shares outstanding	3,557,677	3,563,343

PERFORMANCE RATIOS:
Net interest margin(1)	4.19%	4.14%
Return on average assets	0.73%	1.01%
Return on average equity	8.65%	12.16%
Efficiency ratio(2)	66.26%	67.96%
Net charge-offs	$2,633	$1,002
Net charge-offs to average loans	0.62%	0.24%

(1)   Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2)   Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.